Exhibit 99.1

2010 DOLBY EXECUTIVE ANNUAL INCENTIVE PLAN

Eligibility:	Eligible employees are the executive officers and other officers of the Company and its subsidiaries who are selected by the Compensation Committee (“Executives”).

Bonus Amounts:	The amount each Executive may be eligible to receive under the 2010 Dolby Executive Annual Incentive Plan (the “Executive Plan”) will be determined as summarized below and pursuant to the level of achievement by the Company of certain non-GAAP operating income and revenue goals during the 2010 fiscal year.

Target Bonus:	Target bonuses for Executives will be established and approved by the Compensation Committee. Each Executive’s target bonus will be a percentage of the Executive’s base salary at the applicable fiscal year-end.

Actual Bonus:	The principal executive officer’s actual bonus will be determined by multiplying his base salary by his target bonus percentage, but the actual bonus amount may be less than, or exceed, the principal executive’s target bonus, depending on the extent to which the Company meets the non-GAAP operating income and revenue goals.

The actual bonuses for all other eligible Executives will be determined by multiplying base salary by the applicable target bonus percentage and then adjusting such number to reflect the (i) the extent to which the Company meets the non-GAAP operating income and revenue goals and (ii) based upon such other criteria as the Compensation Committee, in its sole and absolute discretion, determines is appropriate to calculate and determine such final bonus amount for any such eligible Executive.

Bonus Payment Approval:	Specific measurable Company revenue and non-GAAP operating income targets will be established by the Compensation Committee after the commencement of the 2010 fiscal year. All individual Executive bonuses must be approved and certified by the Compensation Committee prior to payment.

Payment of the actual bonuses under the Executive Plan will be made no later than: (i) the 15th day of the third month following the end of the Company’s fiscal year in which the bonus was earned, or (ii) March 15th of the year following the calendar year in which the bonus was earned. To the extent permitted by applicable law, employees must be employed by the Company at the time of payment of actual bonuses under the Executive Plan in order to be eligible for their actual bonus.

Subject to Plan:	The bonus goal, and the terms of this Executive Plan, are subject to the applicable terms and conditions of the 2005 Stock Plan.

Maximum Bonus Amount:	Notwithstanding anything to the contrary in this Executive Plan, no “Covered Employee,” as that term is defined in the 2005 Stock Plan, may receive a bonus, in any fiscal year, greater than the individual Covered Employee’s fiscal year limitation authorized by the terms of the 2005 Stock Plan.